Exhibit 10.10

6 January 2023

Amended and Restated EMPLOYMENT AGREEMENT

between

HilleVax GmbH

c/o Lenz & Staehelin Aktiengesellschaft

Brandschenkstrasse 24

8027 Zurich

(the “Company”)

and

Astrid Borkowski

(the “Employee”)

1.
Position and Responsibilities

The Employee is employed as Chief Medical Officer of the Company.

The Company has the right to assign other duties and responsibilities to the Employee which are in accordance with the Employee’s education and skills.

The principal place of work is Zurich. Based on her position as Chief Medical Officer, the Employee will be required to perform some of her functions and activities in a place other than the principal place of work. In particular, the Employee agrees to perform some of her services at the offices of the Company’s parent entity, Hillevax, Inc. (the “Parent”) in the Greater Boston area in Massachusetts, USA, where she is expected to work approximately two weeks out of every month.

2.
Reporting

The Employee shall report to the chief executive officer of HilleVax, Inc. (the “Chief Executive Officer”).

3.
Conflicts of Interests

The Employee shall not engage in any activities which might lead to a conflict of interests with respect to her position with the Company or the Parent.

In particular, the Employee shall refrain from operating, working for, or participating in any business which competes with the Company or the Parent.

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Investments in companies competing or doing business with the Company are subject to the prior consent of the Parent.

4.
Effective Date and Term

This Agreement, as amended and restated, is effective as of January 6, 2023. This Agreement is concluded for an indefinite term. It may be terminated by either party upon nine months’ notice, effective as of the end of the month.

5.
Working Hours, Part-Time Activities

The Employee shall devote her full working capacity exclusively to the Company.

The Employee shall not engage in any professional part-time activities, whether or not remunerated, without prior written consent of the Parent.

Other part-time activities require the written consent of the Parent if they involve the use of the Company’s infrastructure and/or personnel.

6.
Base Salary

Effective January 1, 2023, the Employee’s gross base salary amounts to CHF 495,000 per year, payable in 12 monthly installments at the end of each month. This amount includes all compensation for overtime.

7.
Discretionary Annual Bonus

The Employee may receive an annual target bonus of 45% of the annual base salary. The terms regarding eligibility and payment of any bonus shall be in the absolute discretion of the Board of Directors of the Company.

8.
Equity Incentive Plan

The Employee was granted a number of shares of the Parent’s common stock equal to 1% of the outstanding capital stock of Parent (fully diluted) as of the date of grant (the “Shares”). The Shares were granted pursuant to, and are subject to the terms and conditions of, a restricted stock agreement made as of March 8, 2021 between the Parent and the Employee (the “Restricted Stock Agreement”). In particular, the Shares are subject to repurchase by the Parent in the constellations and pursuant to the terms as set out in the Restricted Stock Agreement (the “Repurchase Option”). In accordance therewith, the Shares will be released from the Repurchase Option over a four year schedule, with 25% of the Shares being released on the first anniversary of the Restriction Commencement Date, as defined in the Restricted Stock Agreement, and the remaining portion of the Shares being released in 36 monthly instalments thereafter.

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9.
Expenses

The Company shall cover all reasonable expenses (travel and hotel expenses, expenses for client invitations etc.) which arise in connection with the Employee’s activities for the Company. The reimbursement of expenses is made against presentation of the relevant receipts.

10.
Social Security Contributions

The Employee and the Company shall each pay half of the contributions for AHV (Old Age and Survivors’ Insurance), IV (Invalidity Insurance), EO (Loss of Earnings) and ALV (Unemployment Insurance). The Employee’s contributions are deducted by the Company from her gross salary.

11.
Pension Plan

The Employee shall participate in the Company’s pension plan. The contributions and the benefits are determined by the rules and regulations of the pension plan, which will be established by the Company in due course. The Employee’s contributions are deducted by the Company from her gross salary.

12.
Illness

In case of the Employee’s inability to perform her duties under this Agreement due to illness, the Employee shall receive her salary according to the terms and conditions of the insurance for loss of earnings due to illness. The Company shall bear the costs for the insurance premiums.

If an insurance for loss of earnings due to illness has not been entered into, the continuation of pay is determined by Art. 324a of the Swiss Code of Obligations.

13.
Accident

The Employee is insured for occupational as well as non-occupational accidents. The Company shall bear the costs for the insurance premiums.

14.
Maternity Leave

During maternity leave, the Company shall pay to the Employee the compensation for a period of 16 weeks.

The Employee’s compensation entitlement is determined in accordance with the Federal Law on Loss of Earnings and any relevant cantonal regulations.

15.
Vacation

The Employee is entitled to 4 weeks of paid vacation (20 working days) per year.

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The vacation dates shall be subject to the prior approval of the Chief Executive Officer.

16.
Confidentiality, Trade Secrets

Due to her position within the Company, the Employee will have access to manufacturing and business secrets as well as to the Company’s customer data. All manufacturing or trade secrets including customer base, technical, organizational and financial information and all other information directly or indirectly related to the business of the Company or to the business of any customer of the Company, which is disclosed to the Employee by the Company or any of its employees and of which the Employee becomes aware during the employment with the Company, shall be treated as confidential information. At all times, both during the employment and after the termination thereof, the Employee shall keep such information confidential and shall refrain from disclosing it or using it in any way for her own benefit or for the benefit of any person other than the Company.

17.
Intellectual Property Rights

Inventions, designs, developments and improvements which the Employee makes in performing her services for the Company and in fulfillment of her contractual duties or to which the Employee contributes belong to the Company, regardless of their protectability.

Inventions and designs which the Employee makes in performing her services for the Company but not in performing her contractual duties or to which the Employees contributes are assigned to the Company without further formalities. The Employee shall inform the Company of such inventions or designs. The Company shall inform the Employee in writing within 6 months whether it wishes to keep the rights to the invention or the design or to release them to the Employee. In case that the invention or the design is not released to the Employee, the Company shall pay her an appropriate compensation within the meaning of Art. 332 (4) of the Swiss Code of Obligations.

Any copyrights (drafts, models, plans, drawings, texts) which the Employee creates in performing her services for the Company, whether or not in performing her contractual duties, including the right to uses not yet known at this time, are transferred completely and exclusively to the Company.

The Employee agrees to immediately inform the Company in writing about the creation of all intellectual property rights of the kind mentioned in paragraphs 1 to 3 above. The Employee further agrees to issue all statements and provide all documents the Company may require to claim, enforce and/or exercise the afore-mentioned rights.

18.
Non-Competition

During the term of employment and for a period of one year immediately following the termination of such employment (the “Non-Competition Restricted Period”), the Employee will not in the territory of Switzerland and Germany, directly or indirectly, for her own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the business;

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(ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services that the Employee performed for the Company at any time during the last two years of her employment with the Company or (y) in which the Employee could reasonably be expected to use or disclose confidential information.

In case of violation of this non-competition clause, the Employee shall pay to the Company liquidated damages in an amount of 50% of the annual base salary for each instance of violation. The payment of liquidated damages shall not discharge the Employee from observing this non-competition undertaking.

In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request Employee, by way of specific performance, to cease any activity which violates this non-competition provision and to apply to the courts for provisional measures (injunctive relief).

19.
Compensation for Non-Compete

For the term of the post-contractual non-compete according to Section 19 the Company shall pay to the Employee a monthly compensation equal to 100 % of her monthly gross salary.

The Company may at any time until the last day of employment waive compliance with the post-contractual non-compete. In this case no compensation will be owed to the Employee. Following the termination date the Company may only waive compliance with the non-compete subject to a notice period of three months.

The Company shall have the right to deduct from its compensation any income which the Employee receives during the non-compete as salary or from any self-employed activity. For this purpose, the Employee upon request of the Company shall disclose and document her income either from a new employment or from any self-employed activity. If the Employee fails to comply with such request, she shall forego the right to any compensation, but shall remain bound by the non-compete.

During the term of any breach of the post-contractual non-compete, the Company shall be released from its obligation to make any compensation payment. The Employee shall reimburse the Company for any compensation that she received wrongfully.

20.
Non-Solicitation

The Employee shall for the term of one year following the termination if this Agreement not solicit any customers of the Company or of any affiliated group company to do business, provided that such business is identical, similar or otherwise competitive to the business of the Company or the Parent.

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The Employee shall for a period of one year following the termination of this Agreement not solicit any employee of the Company to exercise an activity for the Employee or a third party which is identical or similar to the activities she exercised in the employ of the Company.

In case of violation of this non-solicitation provision, the Employee shall pay to the Company liquidated damages in an amount of 50% of the annual base salary for each breach. The payment of liquidated damages shall not discharge the Employee from complying with this non-solicitation provision.

In addition to the payment of liquidated damages and further damages incurred by the Company, the Company shall have the right to request the Employee, by way of specific performance, to cease any activity which is in breach of this non-solicitation provision and to apply to the courts for provisional measures (injunctive relief).

21.
Data Transfer

The Company is part of an international group of companies. For purposes of properly administrating HR related data within the group, it may be necessary for the Company to transmit personnel data to group companies or third party service providers within or outside Switzerland. The Employee expressly agrees to the transfer by the Company of her personnel data to any group company or any third party service provider that needs to access such data irrespective of whether it is based within or outside Switzerland.

22.
Miscellaneous

Amendments to this Agreement shall only be valid if made in writing.

23.
Applicable Law

This Agreement is subject to Swiss law.

24.
Annexes

The agreements and regulations attached to this Agreement, as amended from time to time, form an integral part of this Agreement.

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Place, Date: Cambridge, Massachusetts, USA 02139

HilleVax GmbH

Name:	Paul Bavier
Function:	Chief Administrative Officer, General Counsel, and Secretary

Place, Date

Astrid Borkowski

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